Exhibit 99.1

Biodiesel – Fueling A Better Future December, 2010 Newsletter Volume 5, Number 2

WESTERN IOWA ENERGY

November Production Run

During October and the first part of November, 3,690,000 pounds (approximately 500,000 gallons) of animal fat was purchased to fill one of the feedstock tanks. Since the plant employee staff was reduced to a minimum, four employees, who were on lay off, were brought back on a temporary basis. The pretreat side of the plant was started up on November 1st to refine all the animal fat from tank 1 in to tank 2. Once this was done, the staff then moved over to the biodiesel side of the plant and started making biodiesel. Both sides of the plant started up reasonably well after having been down for over a month.
The overall pretreat run yield was 97.7% which included both refined fat for a yield of 93.1% and a free fatty acid yield of 4.6%. The biodiesel yield was 100% based on the amount of refined fat used.

BQ9000 Audit

Western Iowa Energy’s Quality System was audited by the BQ9000 assigned auditor in November 2010 for the interim surveillance audit. Overall the internal Quality System was found to be well organized and participating staff knowledgeable of the process and BQ9000 system, with a conscious attitude toward producing quality biodiesel. A sense of pride is prevalent within the participating staff for their continuing efforts to ensure the Quality System, and produced biodiesel continues to maintain a high level of quality.

While efforts continue to maintain and improve the internal Quality System, the auditor noted three nonconformance’s requiring correction within the system. WIE’s Quality Team must now plan and implement corrective actions to resolve the nonconformance issues and submit evidence of these actions to the auditor. When corrective actions are reviewed and evidence accepted, the auditor will submit the paperwork to the NBAC Accreditation Commissioners for review. The commissioners will then vote to determine whether to accept our audit results and whether WIE will maintain BQ9000 status.

The BQ9000 system assists us in following a standard pattern of operational procedures to help assure that our biodiesel fuel is produced to and maintained at the industry standard (ASTM D6751A). We believe the market prefers product from an accredited BQ-9000 Producer facility because the accompanying quality control processes provide buyers confidence that the biodiesel produced at the facility will consistently meet applicable ASTM specifications.

The BQ-9000 policy regarding idled production plants recognizes that producers may choose to idle their plant for an extended period of time due to a number of factors including poor economic conditions. Under the policy, if the producer’s quality management system is not followed and maintained, or if the producer does not produce biodiesel for a certain period of time, BQ-9000 status may be suspended or revoked. Western Iowa Energy has continued to follow its quality management system in an effort to preserve its Accredited Producer status.

Cost of Securities and Exchange Commission Compliance

The Board of Western Iowa Energy is committed to making WIE a strong, efficient company which is evident in securing WIE’s own management staff and signing a highly competitive marketing agreement with ADM. The Board of Directors continues to review all costs that may make WIE less competitive in the industry. One such area that stands out is the cost of SEC compliance.

Pursuant to of the Securities Exchange Act of 1934, the Securities and Exchange Commission (SEC) requires all companies with more than $10 millon in assets and more than a fixed number of members in a class of membership units to file periodic (quarterly and annual) reports and current reports with the SEC, which are then available on the SEC’s public website. These reports include our financial results, discussions regarding the company’s activities, and material events impacting the company. Such information is then available to Unit Holders and the public at large, but the cost to report and file these reports with the SEC involves additional attorney time, filing cost, third party administrators, duplicate audit and review processes, Sarbanes-Oxley compliance as well as senior managements’ time distracted from revenue generation. WIE also suffers from this mandate by disclosing its business activities to competitors.

In the past twelve (12) months, WIE has spent approximately $215,000 directly related to the cost of SEC compliance. That cost is an average of $287 per Unit Holder or $8.08 per Unit. This is a direct cost to Unit Holders and will likely continue to rise as government oversight and regulation increase. Other renewable energy companies have experienced the same hardship with SEC reporting, and have opted to deregister in order to cut cost and become more efficient.

The Board of Directors of WIE is studying the benefits and detriments involved in further pursuing deregistration. Any action with respect to deregistration may involve reclassification of membership units and would require prior disclosure to, and a vote of, the Unit Holders. The Board is committed to keeping you informed of their findings and the appropriate action that may be recommended in the best interest of WIE.

WIE Website Enhancements

Hosting was moved to our in-house server, which will result in cost savings every month. With the move in-house, quality of resolution was improved with increased horizontal width from 600 to 900 pixels giving the site a more professional look.
Menu navigation now utilizes drop down menus and is easily edited without being integrated into the graphics.

The website is a modular template, which makes adding sections easier and changes appear globally as pages are parsed in real time.

Also added is a full feature photo gallery with updated pictures of the plant. The site content can now be edited from a content management back end, which again is a cost saving to WIE. Additional content pages are easily added as needed.

The unit trading service page has been enhanced for ease of use and data collection. Trade information is stored in a database and displayed in real time.

This newsletter contains historical information, as well as forward-looking statements that involve known and unknown risks and relate to future events, our future financial performance, or our extended future operations and actions. These forward-looking statements are only our predictions based on current information and involve numerous assumptions, risks and uncertainties. Our actual results or actions may differ materially from these forward-looking statements for many reasons, including the reasons described in our filings with the Securities and Exchange Commission. We caution you not to put undue reliance on any forward-looking statements, which speak only as of the date of this newsletter. We qualify all of our forward-looking statements by these cautionary statements.

Western Iowa Energy, LLC 1220 S. Center Street Box 399 Wall Lake, IA 51466 Phone: 712-664-2173 Fax: 712-664-2183	Jeff Johannesmeyer - General Manager - jj@westerniowaenergy.com
Joe Reed - Operations Manager - jreed@westerniowaenergy.com
Mike Altmanshofer - Operations Supervisor - maltmanshofer@westerniowaenergy.com
Joe Neppl - Chief Financial Officer - jneppl@westerniowaenergy.com
Jeanne Sorensen - Compliance/Office Manager - jsorensen@westerniowaenergy.com

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